Exhibit 10.12

Employment Offer

EMPLOYMENT AGREEMENT

VEL03D, INC.

September 21, 2020

Renette Youssef Flippo

renette.youssef@gmail.com

Re:     Offer of Employment by Velo3D, Inc.

Dear Renette:

I am very pleased to confirm our offer to you of employment with Velo3D , Inc. (the “Company”). The terms of our offer and the benefits currently provided by the Company are as follows:

1.                  Position and Start Date. You are being offered the position of Chief Marketing Officer, reporting to our Chief Executive Officer. You will be a remote employee based in your home office in Texas. This is an exempt position. Your anticipated start date will be October 5, 2020.

2.                  Starting Salary. Your starting salary will be $250,000 per year and will be subject to periodic review.

3.                  Benefits. In addition, you will be eligible to participate in regular health insurance, bonus and other employee benefit plans established by the Company for its employees from time to time. You will be eligible for 15 days a year of paid time off.

The Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment.

4.                  Target Annual Bonus. You will be eligible for an annual incentive bonus of $75,000 based on the achievement of performance objectives.       Any bonus for the fiscal year in which your employment begins will be prorated based on the number of days you are employed by the Company during that fiscal year, and will be based on performance objectives to be set within two weeks of your joining the Company. Thereafter, you will be eligible to receive an annual bonus in such amount and upon such terms as shall be determined by the Board. Any bonus for a fiscal year will be paid within 2½ months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment. The determinations of the Board with respect to your bonus will be final and binding.

Employment Offer

5.                  Options. We will recommend to the Board of Directors of the Company that you be granted the opportunity to purchase up to 1,402,000 shares of Common Stock. You will be granted this opportunity under our 2014 Equity Incentive Plan (the “Plan”) at the fair market value of the Company’ s Common Stock, as determined by the Board of Directors on the date the Board approves such grant. The shares you will be given the opportunity to purchase will vest at the rate of 25% after 12 months of continuous service, and the balance of the shares will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement; further, in the event that your continuous employment is terminated by the Company without cause after an Acquisition or Other Combination (as defined in the Plan) and prior to you being fully vested, 100% of the total unvested shares subject to the Option shall vest immediately, provided that you were providing continuous service through such date. However, the grant of such options by the Company is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. Further details on the Plan and any specific option grant to you will be provided upon approval of such grant by the Company’s Board of Directors.

6.                  Protection of Confidential and Proprietary Information. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the Company’s interests, as a condition of employment, you must sign and abide by the Company’s standard “At-Will Employment, Confidential Information, Arbitration, and Invention Assignment Agreement,” a copy of which is attached hereto as Exhibit A.

7.                  No Breach of Obligations to Prior Employers. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or violate any other obligations you may have to any former employer. You represent that your signing of this offer letter, agreement(s) concerning stock options granted to you, if any, under the Plan and the Company’s At-Will Employment, Confidential Information, Arbitration, and Invention Assignment Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

8.                  No Competition During Employment. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

Employment Offer

9.                  At Will Employment. Employment with the Company is for no specific period of time. Should you accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) are superseded by this agreement. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Although your job duties, title, compensation and benefits , as well as the Company’s personnel policies and practices, may change from time to time, the “at-will” nature of your employment may be changed only in an express, written employment agreement signed by you and a duly authorized officer of the Company (other than you).

10.              Tax Matters. All forms of compensation referred to in this agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

11.              Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

12.              Arbitration. You and the Company agree to submit to mandatory binding arbitration any disputes arising out of or related to the terms of this offer and the resolution of any disputes as to the meaning, effect, performance or validity of this offer or arising out of, related to, or in any way connected with, this offer, your employment with the Company or any other relationship between you and the Company in accordance with the arbitration terms set forth in the attached At-Will Employment, Confidential Information, Arbitration, and invention Assignment Agreement.

13.              Background Check. This offer is contingent upon a satisfactory verification of criminal , education, driving and/or employment background. This offer can be rescinded based upon data received in the verification.

14.              Entire Agreement. This offer, once accepted, and Exhibit A constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

Employment Offer

15.              Acceptance. This offer will remain open until 5PM on September 24, 2020. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ Benyamin Buller
BENYAMIN BULLER
CEO and President

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Renette Youssef Flippo	Date signed:	9/22/20
Renette Youssef Flippo